AMENDMENT No. 1
TO
AMENDED AND RESTATED RIGHTS AGREEMENT

     This AMENDMENT No. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT (the “Amendment”) is entered into as of the 2nd day of July, 2001, between IKOS Systems, Inc., a Delaware corporation (the “Company”), and Fleet National Bank (f/k/a Bank of Boston, N.A.) (the “Rights Agent”). Capitalized terms not defined herein shall have the meanings given them in the Rights Agreements (as defined below).

RECITALS

     WHEREAS, pursuant to that certain Rights Agreement dated as of January 22, 1992 (the “Prior Agreement”), the Board of Directors of the Company on January 27, 1992 (i) authorized the issuance and declared a dividend of one right (a “Right”) for each share of the Common Stock of the Company outstanding as of the close of business on February 10, 1992, each Right representing the right to purchase one share of Common Stock of the Company upon the terms and subject to the conditions set forth in the Rights Agreement, and (ii) further authorized the issuance of one Right with respect to each share of Common Stock of the Company that shall become outstanding between February 10, 1992, and the Distribution Date.

     WHEREAS, the Prior Agreement was amended and restated on January 22, 1999 (the Rights Agreement as amended and restated is hereinafter referred to as the “Rights Agreement”).

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, so long as the Rights are then redeemable, amend any provision of the Rights Agreement.

     WHEREAS, to the knowledge of the Board of Directors of the Company, there has been no occurrence of a Flip-In Event, nor has the Expiration Date occurred, and accordingly the Rights are currently redeemable pursuant to Section 23.

     WHEREAS, the Board of Directors has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution of (i) that certain Agreement and Plan of Merger dated as of July 2, 2001, as the same may be amended from time to time (the “Merger Agreement”) among Synopsys, Inc., a Delaware corporation, Oak Merger Corporation (“Sub”) and the Company (pursuant to which Merger Agreement, among other things, Sub shall merge with and into the Company (the “Merger”)).

     WHEREAS, the Company has requested that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is willing to amend the Rights Agreement as set forth herein.

AGREEMENT

     NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

     1.     Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

          "(a) Subject to Section 11(a)(ii) hereof, the Rights shall become exercisable, and may be exercised to purchase Preferred Stock, except as otherwise provided herein, in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed (with such signature duly guaranteed), to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price with respect to each Right exercised, subject to adjustment as hereinafter provided, at or prior to the Close of Business on the earlier of (i) January 22, 2009 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (such date being herein referred to as the “Redemption Date”), (iii) the time at which all such Rights are exchanged as provided in Section 24 hereof or (iv) immediately prior to the Effective Time (as defined in that certain Agreement and Plan of Merger dated as of July 2, 2001, as the same may be amended from time to time (the “Merger Agreement”) among Synopsys, Inc., a Delaware corporation, Oak Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Synopsys, and the Company) (the earliest of (i), (ii), (iii) or (iv) being referred to as the “Expiration Date”).

     2.     The first paragraph of Section 26 of the Rights Agreement is hereby amended to read in its entirety as follows:

          “Notice or demand authorized by this Rights Agreement to be given or made by the Rights Agent or by the holder of record of any Right Certificate or Right to or on behalf of the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

IKOS Systems, Inc.
79 Great Oaks Blvd.
San Jose, CA 95119
Attention: Secretary

     3.     Section 34 of the Rights Agreement is hereby added as follows:

          “34. Synopsys Transactions. Notwithstanding any provision of this Rights Agreement to the contrary, no Distribution Date, Stock Acquisition Date, Flip-In Event or Flip-Over Event shall be deemed to have occurred, neither Synopsys nor any Affiliate or Associate of Synopsys shall be deemed to have become an Acquiring Person and no holder of Rights shall be entitled to exercise such Rights under or be entitled to any rights pursuant to Section 7(a), 11(a) or 13(a) of this Rights Agreement solely by reason of (x) the approval, execution, delivery or effectiveness of the Merger Agreement or (y) the consummation of the transactions contemplated under the Merger Agreement in accordance with the terms thereof (including, without limitation, the consummation of the Merger), provided that if, after July 2, 2001, Synopsys or any its Subsidiaries or any of their respective Affiliates or Associates becomes the Beneficial Owner of any shares of Common Stock of the Company (other than by reason of the approval, execution, delivery or effectiveness of the Merger Agreement or the consummation of any of the transactions contemplated thereby) the provisions of this Section 34 (other than this proviso) shall not be applicable.”

     4.     This Amendment shall be deemed effective as of July 2, 2001 as if executed by both parties on such date. Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.

     5.     This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed themselves or by their respective duly authorized representatives as of the date first above written.

IKOS SYSTEMS, INC.

By: /s/ RAMON NUNEZ

Ramon Nunez Its: President and Chief Executive Officer

FLEET NATIONAL BANK

By: /s/ M. PRENTICE

M. Prentice Its: Managing Director